                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN



                         BELLWETHER EXPLORATION COMPANY



                                       AND



                              BARGO ENERGY COMPANY




                          Dated as of January 24, 2001

                                TABLE OF CONTENTS

         ARTICLE I THE MERGER........................................................1
            1.1     The Merger.......................................................1
            1.2     Effective Time of the Merger.....................................1
            1.3     Tax Treatment....................................................2
            1.4     Accounting Treatment.............................................2
         ARTICLE II THE SURVIVING CORPORATION........................................2
            2.1     Articles of Incorporation........................................2
            2.2     Bylaws...........................................................2
            2.3     Directors and Officers...........................................2
         ARTICLE III CONVERSION OF SHARES............................................2
            3.1     Conversion of Capital Stock......................................2
            3.2     Surrender and Payment............................................6
            3.3     Stock Options....................................................7
            3.4     No Fractional Shares.............................................8
            3.5     Dissenter's Rights...............................................8
            3.6     Closing..........................................................8
         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BARGO..........................9
            4.1     Organization and Qualification...................................9
            4.2     Capitalization..................................................10
            4.3     Authority.......................................................11
            4.4     Consents and Approvals; No Violation............................11
            4.5     Bargo SEC Reports...............................................12
            4.6     Financial Statements............................................12
            4.7     Absence of Undisclosed Liabilities..............................13
            4.8     Absence of Certain Changes......................................13
            4.9     Taxes...........................................................13
            4.10    Litigation......................................................14
            4.11    Employee Benefit Plans; ERISA...................................15
            4.12    Environmental Liability.........................................16
            4.13    Compliance with Applicable Laws.................................18
            4.14    Insurance.......................................................18
            4.15    Labor Matters; Employees........................................18
            4.16    Reserve Reports.................................................19
            4.17    Permits.........................................................20
            4.18    Material Contracts..............................................20
            4.19    Required Stockholder Vote or Consent............................21
            4.20    Proxy/Information Statement/Prospectus; Registration Statement..21
            4.21    Intellectual Property...........................................22
            4.22    Hedging.........................................................22
            4.23    Brokers.........................................................22
            4.24    Tax Matters.....................................................22
            4.25    Fairness Opinion................................................23
            4.26    Takeover Laws...................................................23

         ARTICLE V..................................................................24
         ARTICLE V REPRESENTATIONS AND WARRANTIES OF BELLWETHER.....................24
            5.1     Organization and Qualification..................................24
            5.2     Capitalization..................................................25
            5.3     Authority.......................................................25
            5.4     Consents and Approvals; No Violation............................26
            5.5     Bellwether SEC Reports..........................................27
            5.6     Bellwether Financial Statements.................................27
            5.7     Absence of Undisclosed Liabilities..............................28
            5.8     Absence of Certain Changes......................................28
            5.9     Taxes...........................................................28
            5.10    Litigation......................................................29
            5.11    Employee Benefit Plans; ERISA...................................29
            5.12    Environmental Liability.........................................31
            5.13    Compliance with Applicable Laws.................................32
            5.14    Insurance.......................................................32
            5.15    Labor Matters; Employees........................................33
            5.16    Reserve Reports.................................................33
            5.17    Permits.........................................................34
            5.18    Material Contracts..............................................34
            5.19    Required Stockholder Vote or Consent............................35
            5.20    Proxy/Information Statement/Prospectus; Registration Statement..35
            5.21    Intellectual Property...........................................36
            5.22    Hedging.........................................................36
            5.23    Brokers.........................................................36
            5.24    Tax Matters.....................................................36
            5.25    Fairness Opinion................................................37
            5.26    Takeover Laws...................................................37
         ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER..........................37
            6.1     Conduct of Business by Bargo Pending the Merger.................37
            6.2     Conduct of Business by Bellwether Pending the Merger............40
         ARTICLE VII ADDITIONAL AGREEMENTS..........................................42
            7.1     Access and Information..........................................42
            7.2     Acquisition Proposals...........................................43
            7.3     Directors' and Officers' Indemnification and Insurance..........44
            7.4     Further Assurances..............................................45
            7.5     Expenses........................................................45
            7.6     Cooperation.....................................................47
            7.7     Publicity.......................................................47
            7.8     Additional Actions..............................................47
            7.9     Filings.........................................................47
            7.10    Consents........................................................47
            7.11    Employee Matters; Benefit Plans.................................47
            7.12    Board, Committees and Executive Officers........................49
            7.13    Stockholders Meetings...........................................50

            7.14    Preparation of the Proxy/Information Statement/Prospectus
                     and Registration Statement.....................................51
            7.15    Stock Exchange Listing..........................................52
            7.16    Notice of Certain Events........................................52
            7.17    Site Inspections................................................53
            7.18    Affiliate Agreements; Tax Treatment.............................53
            7.19    Stockholder Litigation..........................................53
            7.20    Indenture Matters...............................................53
            7.21    Credit Facility.................................................54
            7.22    Registration Rights Agreements..................................54
            7.23    Option Issuance and Employment Agreements.......................54
            7.24    Certain Bellwether Board Approvals..............................54
            7.25    Termination of Agreements.......................................54
            7.26    Voting Agreements...............................................54
         ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER......................54
            8.1     Conditions to the Obligation of Each Party......................54
            8.2     Conditions to the Obligations of Bellwether.....................55
            8.3     Conditions to the Obligations of Bargo..........................56
         ARTICLE IX SURVIVAL........................................................57
            9.1     Survival of Representations and Warranties......................57
            9.2     Survival of Covenants and Agreements............................57
         ARTICLE X TERMINATION, AMENDMENT AND WAIVER................................57
            10.1    Termination.....................................................57
            10.2    Effect of Termination...........................................59
         ARTICLE XI MISCELLANEOUS...................................................60
            11.1    Notices.........................................................60
            11.2    Separability....................................................61
            11.3    Assignment......................................................61
            11.4    Interpretation..................................................61
            11.5    Counterparts....................................................61
            11.6    Entire Agreement................................................61
            11.7    Governing Law...................................................61
            11.8    Attorneys' Fees.................................................61
            11.9    No Third Party Beneficiaries....................................61
            11.10   Disclosure Schedules............................................61
            11.11   Amendments and Supplements......................................61
            11.12   Extensions, Waivers, Etc........................................62

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "AGREEMENT") dated as of January 24, 2001, by and between Bellwether Exploration Company, a Delaware corporation ("BELLWETHER"), and Bargo Energy Company, a Texas corporation ("BARGO").

         WHEREAS, the respective Boards of Directors of Bellwether and Bargo deem it advisable and in the best interests of their respective stockholders that Bargo merge with and into Bellwether (the "MERGER") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, (i) with the approval of Bargo's Board of Directors, Bellwether has entered into voting agreements with each of BancAmerica Capital Investors SBIC I, L.P., Thomas D. Barrow, James E. Sowell, Kayne Anderson Energy, L.P., Tim J. Goff, EnCap Energy Capital Fund III, L.P., SGC Partners II, LLC, EOS Partners SBIC, L.P., EnCap Energy Capital Fund, III-B and Energy Capital Investment Co., PLC under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein and (ii) with the approval of Bellwether's Board of Directors, Bargo has entered into voting agreements with each of J.P. Bryan, Douglas G. Manner, Judy Ley Allen, A.K. McLanahan, Vincent Buckley, Townes G. Pessler, and Cliff M. West, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "VOTING AGREEMENTS"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2) Bargo shall merge with and into Bellwether and the separate corporate existence of Bargo shall thereupon cease and Bellwether shall be the surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Article 5.06 of the Texas Business Corporation Act (the "TBCA") and Section 259 of the Delaware General Corporation Law (the "DGCL"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Bargo.

         1.2 Effective Time of the Merger. The Merger shall become effective (the "EFFECTIVE TIME") upon the latest of (i) the filing of properly executed Articles of Merger relating to the Merger with the Secretary of State of Texas in accordance with the TBCA, and the issuance by the Secretary of State of Texas of a certificate of merger with respect thereto, (ii) the filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of

Delaware in accordance with the DGCL, and the issuance by the Secretary of State of Delaware of a certificate of merger with respect thereto, and (iii) at such later time as the parties shall agree and set forth in such Articles of Merger and Certificate of Merger. The filing of the Articles of Merger and Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

         1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

         1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         2.1 Articles of Incorporation. The Certificate of Incorporation of Bellwether in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL, except that Article I of the Surviving Corporation's Certificate of Incorporation shall be amended to change the Surviving Corporation's name to a name that is mutually acceptable to each of Bellwether and Bargo, which name shall be chosen prior to the mailing of the Proxy/Information Statement/Prospectus (as defined).

         2.2 Bylaws. The bylaws of Bellwether as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         2.3 Directors and Officers. At and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in
Section 7.12, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

         3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

             (a) All shares of Common Stock of Bargo, par value $.01 ("BARGO COMMON STOCK"), that are held in Bargo's treasury will be canceled and no cash, Bellwether capital stock or other consideration shall be delivered in exchange therefor.

             (b) Conversion of Bargo Common Stock.

                  (i) Subject to Sections 3.4 and 3.5, each share of Bargo
             Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Bargo Common Stock treated in accordance with Section 3.1(a)) will be converted into (x) the Cash Amount (the "CASH CONSIDERATION") and (y) the right to receive the number of shares of Bellwether Common Stock, par value $.01 per share ("BELLWETHER COMMON STOCK") equal to the Exchange Ratio (the "STOCK CONSIDERATION" and, together with the Cash Consideration, the "COMMON CONVERSION CONSIDERATION"). All such shares of Bargo Common Stock, when so converted, will no longer be outstanding and will automatically be retired and will cease to be outstanding, and the holder of a certificate ("COMMON STOCK CERTIFICATE") that, immediately prior to the Effective Time, represented outstanding shares of Bargo Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate: (A) the applicable Common Conversion Consideration, (B) certain dividends and other distributions under
             Section 3.1(e), and (C) cash in lieu of fractional shares of Bellwether Common Stock under Section 3.4, in each case without interest (collectively, the "COMMON STOCK MERGER CONSIDERATION"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Bellwether Common Stock or Bargo Common Stock shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and, with respect to such changes in the outstanding shares of Bargo Common Stock, the Cash Amount, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (ii) For this Agreement the following terms will have the
             indicated meanings:

                       "ASSUMED PRICE" means the quotient of (i) the sum of (A)
                  $56,412,896, (B) the aggregate exercise price of all of the Bargo Convertible Securities (as defined) issued and outstanding on the date hereof, and (C) $80,000,000 (provided that if the Bellwether Market Price is (x) greater than $9.00, then clause (C) shall be equal to the product of 8,888,889 times the Bellwether Market Price or (y) less than $7.00, then clause (C) shall be equal to the product of 11,428,570 times the Bellwether Market Price) divided by (ii) the Fully Diluted Bargo Equity immediately prior to the acquisition of the Bargo Convertible Securities under Section 3.3.

                       "BARGO CONVERTIBLE SECURITY CASH-OUT AMOUNT" means if the
                  Bellwether Market Price is (i) less than or equal to $9.00, then 70% of the Bargo Convertible Security Value Amount, and
                  (ii) greater than $9.00, then 70% of what the Bargo Convertible Security Value Amount would be if the Bellwether Market Price were $9.00. The "Bargo Convertible Security Cash-Out Amount" may be calculated for any holder of Bargo Convertible Securities or any grant of Bargo




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

                  Convertible Securities by using the preceding formula except for using the Bargo Security Value Amount attributable to that holder or grant instead of for all the Bargo Convertible Securities.

                       "BARGO CONVERTIBLE SECURITY VALUE AMOUNT" means the
                  result of (i) the product of (A) the Assumed Price times (B) the number of Bargo Convertible Securities outstanding immediately prior to the acquisition of Bargo Convertible Securities by Bargo under Section 3.3 minus (ii) the aggregate exercise price of all of the Bargo Convertible Securities outstanding immediately prior to the acquisition of Bargo Convertible Securities by Bargo under Section 3.3. The "Bargo Convertible Security Value Amount" may be calculated for any holder of Bargo Convertible Securities or any grant of Bargo Convertible Securities by using the preceding formula except for replacing clauses (B) (and (ii)) with the number of (the aggregate exercise price of) the Bargo Convertible Securities for which such Bargo Convertible Security Value Amount is to be calculated.

                       "BELLWETHER MARKET PRICE" means the average of the
                  closing prices on the Nasdaq National Market System of a share of Bellwether Common Stock over 20 consecutive trading days ending on the third trading day before the Closing Date.

                       "CASH AMOUNT" means the quotient of (i) the result of (A)
                  the sum of (w) $56,412,896 plus (x) the aggregate proceeds Bargo has received prior to the Effective Time as the result of the exercise of any Bargo Convertible Securities between the date hereof and the Effective Time, minus (B) the Bargo Convertible Security Cash-Out Amount, divided by (ii) the number of shares of Bargo Common Stock (other than treasury shares) outstanding at the Effective Time.

                       "EXCHANGE RATIO" means the quotient of (i) the result of
                  (x) $80,000,000 minus (y) the product of (I) number of Reserved Bellwether Shares times (II) the Bellwether Market Price divided by (ii) the product of (A) the Bellwether Market Price times (B) the number of shares of Bargo Common Stock (other than treasury shares) outstanding at the Effective Time. For this definition, if the Bellwether Market Price is greater than $9.00, the Bellwether Market Price will be deemed to be $9.00, and if the Bellwether Market Price is less than $7.00, the Bellwether Market Price will be deemed to be $7.00

                       "FULLY DILUTED BARGO EQUITY" means the sum (without
                  duplication) of the number of shares of Bargo Common Stock:
                  (a) outstanding as of the Effective Time (other than treasury shares); (b) issuable upon the exercise of the Bargo Convertible Securities outstanding immediately prior to the acquisition of Bargo Convertible Securities by Target under Section 3.3 (regardless of whether such options or warrants are exercisable); and (c) for which all of Bargo's other derivative securities are exercisable for or convertible into, directly or indirectly, as of the Effective Time.

                       "RESERVED BELLWETHER SHARES" means the number of shares
                  of Bellwether Common Stock determined by determining the quotient of (i) the result of (A) the Bargo Convertible Security Value Amount minus (B) the Bargo Convertible Security Cash-Out Amount, divided by (ii) the Bellwether Market Price (rounded down to the nearest number of whole shares). The "Reserved Bellwether Shares" may be calculated for any holder of Bargo Convertible Securities or any grant of Bargo Convertible Securities by using the preceding formula except replacing clause (B) with the Bargo Convertible Security Value Amount for the number of Bargo Convertible Securities for which such Bargo Convertible Security Value Amount is to be calculated.

             (c) Subject to Section 3.5, each share of Cumulative Redeemable Preferred Stock, Series B, par value $.01 of Bargo (the "BARGO B PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time will be converted into the amount of cash that would be required to redeem such share pursuant to the statement of resolution with respect thereto (the "PREFERRED CONVERSION CONSIDERATION"). All such shares of Bargo B Preferred Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and the holder of a certificate ("PREFERRED STOCK CERTIFICATE" and, together with the Common Stock Certificates, the "STOCK CERTIFICATES") that, immediately prior to the Effective Time, represented outstanding shares of Bargo B Preferred Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Preferred Stock Certificate, the Preferred Conversion Consideration without interest (collectively, the "PREFERRED STOCK MERGER CONSIDERATION" and, together with the Common Stock Merger Consideration, the "MERGER CONSIDERATION").

             (d) Each share of Bellwether Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

             (e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Common Stock Certificate with respect to the applicable Common Stock Merger Consideration represented thereby until the holder of record of such Common Stock Certificate shall surrender such Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Common Stock Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Common Stock Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Common Stock Merger Consideration has not occurred prior to the surrender of such Common Stock

Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

             (f) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Bargo Common Stock or Bargo B Preferred Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Bargo Common Stock or Bargo B Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         3.2 Surrender and Payment.

             (a) Bellwether shall authorize one or more transfer agent(s) reasonably acceptable to Bargo to act as Exchange Agent hereunder (the "EXCHANGE AGENT") with respect to the Merger. At or prior to the Effective Time, Bellwether shall deposit with the Exchange Agent for the benefit of the holders of Bargo Common Stock and Bargo B Preferred Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, Bellwether Common Stock and cash (collectively, the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(e), the Exchange Fund shall not be used for any other purpose.

             (b) Promptly after the Effective Time, but in any event not later than five business days thereafter, Bellwether will send, or will cause the Exchange Agent to send, to each holder of a Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Bargo Common Stock or Bargo B Preferred Stock a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificates for certificates representing the Stock Consideration and the Cash Consideration (with respect to the Bargo Common Stock) or the Preferred Stock Merger Consideration (with respect to the Bargo B Preferred Stock). Provision also shall be made for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration.

             (c) After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the applicable Merger Consideration subject to any required tax withholding, and the Stock Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Stock Certificates. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration.

             (d) If any shares of Bellwether Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance or payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

             (e) Any Merger Consideration in the Exchange Fund that remains unclaimed by the holders of Bargo Common Stock or Bargo B Preferred Stock one year after the Effective Time shall be returned to Bellwether, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Bellwether, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to
Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Bellwether, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Bellwether, Bargo or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Bellwether may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

         3.3 Stock Options. Immediately prior to the Effective Time, Bargo shall acquire from each holder of employee or director stock options of Bargo ("BARGO STOCK OPTIONS") and warrants of Bargo ("BARGO WARRANTS" and, together with the Bargo Stock Options, the "BARGO CONVERTIBLE SECURITIES") outstanding immediately prior to the Effective Time, Bargo Convertible Securities of such holder representing the Bargo Convertible Security Cash-Out Amount of such Bargo Convertible Securities in exchange for cash or at Bargo's option, a note which shall be payable immediately after the Effective Time, equal to the Bargo Convertible Security Cash-Out Amount of all Bargo Convertible Securities of such holder. Such Bargo Convertible Securities so acquired shall not be deemed to be outstanding at the Effective Time. At the Effective Time, Bellwether shall assume all Bargo Convertible Securities remaining outstanding. Each such Bargo Convertible Security remaining outstanding after the exchange contemplated by the first sentence of this Section 3.3 shall become an option or warrant having a cashless exercise feature

(a "BELLWETHER OPTION") to purchase that number of shares of Bellwether Common Stock equal to the quotient of (i) the sum of (X) the Bargo Convertible Security Value Amount of such Bargo Convertible Security and (Y) the aggregate exercise price of such Bargo Convertible Security divided by (ii) the Bellwether Market Price. The exercise price per share of Bellwether Common Stock with respect to each such Bellwether Option shall equal the aggregate exercise price of the Bargo Convertible Security assumed by Bellwether divided by the number of shares of Bellwether Common Stock for which such Bellwether Option is exercisable. Such Bellwether Option shall be deemed to be automatically exercised on a cashless basis immediately after the time a post-effective amendment to the Registration Statement converting it into a registration statement on Form S-8 has been declared effective by the Securities and Exchange Commission (the "SEC"). Prior to the Effective Time, Bargo shall take all steps necessary to give written notice to each holder of a Bargo Stock Option that all Bargo Stock Options other than those converted into Bellwether Options shall be canceled effective as of the Effective Time. Bargo shall use its reasonable best efforts to cause its Board of Directors or any committee thereof responsible for the administration of Bargo's option plans to take any and all action necessary to effectuate the matters described in this Section 3.3 on or before the Effective Time. Any amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of taxes and shall be paid without interest.

         3.4 No Fractional Shares. No fractional shares of Bellwether Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Bellwether. All holders of fractional shares of Bellwether Common Stock shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times the Bellwether Market Price.

         3.5 Dissenter's Rights. Any shares of Bargo Common Stock or Bargo B Preferred Stock that a stockholder thereof properly exercising its dissent or appraisal rights under the TBCA (a "DISSENTING STOCKHOLDER") holds will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the TBCA; except that any such shares that a Dissenting Stockholder holds for which, after the Effective Time, such Dissenting Stockholder withdraws its demand for purchase or loses its purchase right as provided in the TBCA, will be deemed to be converted, as of the Effective Time, into the right to receive the applicable Merger Consideration. Bargo will give Bellwether (a) prompt notice of any written demands for purchase, withdrawals of demands for purchase and any other instruments served under the TBCA, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for purchase under the TBCA. Bargo will not voluntarily make any payment with respect to any purchase demands and will not, except with Bellwether's prior written consent, settle or offer to settle any such demands.

         3.6 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at a location mutually acceptable to Bargo and Bellwether, at 10:00 a.m., local time, on the day (the "CLOSING DATE") on which all of the conditions set forth in Article VIII are satisfied or waived, or at such other date and time as Bellwether and Bargo shall otherwise agree.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BARGO

         Bargo represents and warrants to Bellwether as follows:

         4.1 Organization and Qualification.

             (a) Bargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Bellwether contemporaneously with the execution hereof (the "BARGO DISCLOSURE SCHEDULE"), which include each jurisdiction in which the character of Bargo's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Bargo Material Adverse Effect (as defined below). Bargo has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Bargo has made available to Bellwether a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Bargo's articles of incorporation and bylaws as so delivered are in full force and effect. Bargo is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

             (b) Section 4.1(b) of the Bargo Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Bargo and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Bargo's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the Bargo Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Bargo Material Adverse Effect. Each of Bargo's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Bargo has made available to Bellwether a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Bargo's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Bargo is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Bargo's Subsidiaries, Bargo does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

             (c) For purposes of this Agreement, (i) a "BARGO MATERIAL ADVERSE EFFECT" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Bargo and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Bargo resulting from market conditions generally in the oil and gas industry; and (ii) "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         4.2 Capitalization.

             (a) The authorized capital stock of Bargo consists of 200,000,000 shares of Bargo Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of which 100,000 shares have been designated Convertible Preferred Stock, Series A, 5,000,000 shares of Bargo B Preferred Stock, and 45,000 shares have been designated as Cumulative Redeemable Preferred Stock, Series C. As of the date of this Agreement, (i) 87,935,885 shares of Bargo Common Stock were issued and outstanding, (ii) no shares of Bargo Preferred Stock, Series A were issued and outstanding, (iii) 5,000,000 shares of Bargo B Preferred Stock were issued and outstanding, (iv) no shares of Bargo Preferred Stock, Series C were issued and outstanding, (v) stock options to acquire 25,523,339 shares of Bargo Common Stock were outstanding under all stock option plans and agreements of Bargo or its Subsidiaries, and (vi) warrants to purchase 250,000 shares of Bargo Common Stock were outstanding under all warrant agreements of Bargo and its Subsidiaries. All such shares have been validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth above, and other than this Agreement and pursuant to the Bargo B Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Bargo to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. The aggregate exercise price of Bargo Convertible Securities outstanding as of the date hereof is $3,587,104.

             (b) Except as set forth in Section 4.2(b) of the Bargo Disclosure Schedule, Bargo is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Bargo Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Bargo Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Bargo Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Bargo or any Bargo Subsidiary is or may be bound to issue additional shares of capital stock of any Bargo Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Bargo are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "LIENS").

         4.3 Authority. Bargo has full corporate power and authority to execute and deliver this Agreement and the Voting Agreements to which Bargo is or will be a party and, subject to obtaining the Bargo Shareholders' Approval as contemplated by Section 7.13, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreements to which Bargo is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Bargo's Board of Directors, and no other corporate proceedings on the part of Bargo are necessary to authorize this Agreement and the Voting Agreements to which Bargo is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the Bargo Shareholders' Approval as contemplated by Section 7.13. This Agreement has been, and the Voting Agreements to which Bargo is or will be a party are, or upon execution will be, duly and validly executed and delivered by Bargo and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Bargo enforceable against Bargo in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "ENFORCEABILITY EXCEPTION").

         4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Bargo of its obligations hereunder will not:

             (a) subject to the obtaining of any requisite approvals of Bargo's stockholders as contemplated by Section 7.13, conflict with any provision of Bargo's articles of incorporation or bylaws or the articles of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

             (b) subject to the obtaining of any requisite approvals of Bargo's stockholders as contemplated by Section 7.13, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "GOVERNMENTAL AUTHORITY"), except for applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Bargo Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("CUSTOMARY POST-CLOSING CONSENTS") or (ii) except as set forth in Section 4.4(b) of the Bargo Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Bargo Material Adverse Effect, (ii) materially impair the ability of Bargo or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Voting Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

             (c) except as set forth in Section 4.4(c) of the Bargo Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Bargo or any of its Subsidiaries is a party or by which Bargo or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Bargo Material Adverse Effect, (ii) materially impair the ability of Bargo or any of its Subsidiaries to perform its obligations under this Agreement or any Voting Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

             (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Bargo or any Subsidiary of Bargo;

             (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Bargo or any of its Subsidiaries under any agreement or instrument to which Bargo or any of its Subsidiaries is a party or by which Bargo or any of its Subsidiaries or any of their properties or assets is bound; or

             (f) except as set forth in Section 4.4(f) of the Bargo Disclosure Schedule, result in any holder of any securities of Bargo being entitled to appraisal, dissenters' or similar rights.

         4.5 Bargo SEC Reports. Bargo (or its predecessor registrant under the Securities Act, Future Petroleum Corporation, a Utah corporation (the "BARGO PREDECESSOR")) has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Bellwether true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 1997 under the Securities Act or the Exchange Act (collectively, the "BARGO SEC REPORTS"). As of the respective dates such Bargo SEC Reports were filed or, if any such Bargo SEC Reports were amended, as of the date such amendment was filed, each of the Bargo SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.5 of the Bargo Disclosure Schedule, no event since the date of the last Bargo SEC Report has occurred that would require Bargo to file a Current Report on Form 8-K.

         4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Bargo and the Bargo Predecessor (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-KSB for each of the three fiscal years ended December 31, 1997, 1998 and 1999 and its Quarterly Report on Form 10-QSB for its fiscal quarters ended March 31, 2000,

June 30, 2000, and September 30, 2000 (collectively, the "FINANCIAL STATEMENTS") have been prepared from, and are in accordance with, the books and records of Bargo and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Bargo and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Bargo and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Bargo SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1999, neither Bargo nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Bargo Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Bargo and its Subsidiaries or the notes thereto which are not so reflected.

         4.8 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 4.8 of the Bargo Disclosure Schedule or as disclosed in the Bargo SEC Reports filed prior the date hereof, since December 31, 1999 (a) Bargo and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Bargo Material Adverse Effect, (c) except with respect to the Bargo B Preferred Stock, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Bargo, or any repurchase, redemption or other acquisition by Bargo or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Bargo or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Bargo or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Bargo or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Bargo.

         4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Bargo Disclosure Schedule and for matters that would have no adverse effect on Bargo:

             (a) Bargo and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, assets, and operations of Bargo and each of its Subsidiaries.

             (b) Bargo and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

             (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Bargo or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Bargo or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Bargo or any of its Subsidiaries. There are no liens for Taxes upon the assets of Bargo or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

             (d) Neither Bargo nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

             (e) Prior to the date hereof, Bargo and its Subsidiaries have disclosed, and provided or made available true and complete copies to Bellwether of, all material Tax sharing, Tax indemnity, or similar agreements to which Bargo or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

             (f) As used in this Agreement, (i) "AUDIT" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

         4.10 Litigation. Except as disclosed in the Bargo SEC Reports or
Section 4.10 of the Bargo Disclosure Schedule and for matters that would not have a Bargo Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Bargo's knowledge, threatened against or directly affecting Bargo, any Subsidiaries of Bargo or any of the directors or officers of Bargo or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Bargo Material Adverse Effect, if adversely determined. Neither Bargo nor any of its Subsidiaries, nor any officer, director or employee of Bargo or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Bargo or such Subsidiary nor, to the knowledge of Bargo, is Bargo, any Subsidiary or any officer, director or employee of Bargo or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Bargo SEC Reports or Section 4.10 of the

Bargo Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Bargo or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

         4.11 Employee Benefit Plans; ERISA.

             (a) Section 4.11(a) of the Bargo Disclosure Schedule contains a true and complete list of all employee benefit plans or arrangements (written or oral) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Bargo or any trade or business, whether or not incorporated, which together with Bargo would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "BARGO ERISA AFFILIATE") within six years prior to the Effective Time ("BARGO BENEFIT Plans").

             (b) With respect to each Bargo Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Bargo, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Bargo Material Adverse Effect;
(iii) neither Bargo nor any Bargo ERISA Affiliate has engaged in, and Bargo and each Bargo ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Bargo or any Bargo ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Bargo Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Bargo or any Bargo ERISA Affiliate, threatened; (v) neither Bargo nor any Bargo ERISA Affiliate has engaged in, and Bargo and each Bargo ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA, in either case that could reasonably be expected to result in a Bargo Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412);
(viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; (ix) no Bargo Benefit Plan is a plan covered by Title IV of ERISA or subject to the funding requirements of Code Section 412; (x) except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, neither Bargo nor any Bargo ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service; (xi) assuming the Merger closes after April 15, 2001 and that the closing price of the Bellwether Common Stock on the date of the Effective Time is $9.00 or less, then no payment that is owed or may become due to any director, officer, employee, or agent of any Bargo or Bargo ERISA Affiliate will be non-deductible to Bargo or Bargo ERISA Affiliate or subject to tax under Code
Section 280G or Section 4999, nor will Bargo or any Bargo ERISA Affiliate be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person; (xiii) the termination of any Bargo Benefit Plan would not result in any material liability or further obligation on the part of Bargo or any Bargo ERISA Affiliate; and (xiv) except as would not cause a Bargo Material Adverse Effect, all reports and other documents required to be filed by any of the Bargo Benefit Plans with any governmental agency or distributed to plan participants or beneficiaries (including notices required by the Consolidated Omnibus Reconciliation Act of 1986, actuarial reports, audits, or tax returns) have been timely filed or distributed. All contributions made or required to be made under any Bargo Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Bargo or a Bargo ERISA Affiliate.

             (c) No Bargo Benefit Plan is a "multi-employer plan" (as defined in
Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Bargo or a Bargo ERISA Affiliate in connection with which Bargo could be subject to any liability, lien or encumbrance with respect to any Bargo Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Bargo ERISA Affiliate under ERISA or the Code.

             (d) Except as set forth in Section 4.11(d) of the Bargo Disclosure Schedule, no employees of Bargo or any of its Subsidiaries are covered by any severance plan or similar arrangement.

         4.12 Environmental Liability. Except as set forth in Section 4.12 of the Bargo Disclosure Schedule:

             (a) The businesses of Bargo and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including the Federal Clean Water Act, Oil Pollution Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "ENVIRONMENTAL LAWS").

             (b) Neither Bargo nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("HAZARDOUS SUBSTANCES") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Bargo's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Bargo or any of its Subsidiaries except in material compliance with all Environmental Laws.

             (c) Neither Bargo nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Bargo, any other communication alleging or concerning any material violation by Bargo or any of its Subsidiaries of, or responsibility or liability of Bargo or any of its Subsidiaries under, any Environmental Law (or as regards environmental conditions under the common law). There are no pending, or to the knowledge of Bargo, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Bargo or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law (or as regards environmental conditions under the common law) that, if adversely determined, could reasonably be expected to have a Bargo Material Adverse Effect, nor does Bargo have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

             (d) Bargo and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from, and have filed all material notices and registrations with, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Bargo and its Subsidiaries; there are no pending or, to the knowledge of Bargo, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Bargo does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

             (e) Without in any way limiting the generality of the foregoing,
(i) to the knowledge of Bargo, all offsite locations where Bargo or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are authorized disposal sites as required by law, (ii) to Bargo's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property currently or formerly owned, leased or operated by Bargo or any of its Subsidiaries are identified in Section 4.12 of the Bargo Disclosure Schedule and
(iii) no polychlorinated biphenyls ("PCBS") or PCB-containing items are used or stored at any property owned, leased or operated by Bargo or any of its Subsidiaries except in compliance with Environmental Laws.

             (f) There has been no discharge, release or disposal at any of the properties owned or operated by Bargo, its Subsidiaries, or a predecessor in interest, or to the knowledge of Bargo, at any disposal or treatment facility which received Hazardous Substances generated by Bargo, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Bargo Material Adverse Effect.

             (g) To Bargo's knowledge, no pending claims have been asserted or threatened to be asserted against Bargo or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous

Substances used, handled, generated, transported or disposed by Bargo or its Subsidiaries at property currently or formerly owned or operated by Bargo or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Bargo Material Adverse Effect.

         4.13 Compliance with Applicable Laws. Bargo and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Bargo nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Bargo Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

         4.14 Insurance. Section 4.14 of the Bargo Disclosure Schedule lists each of the insurance policies relating to Bargo or its Subsidiaries which are currently in effect. Bargo has made available to Bellwether a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Bargo, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Bargo does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Bargo Material Adverse Effect. Section 4.14 of the Bargo Disclosure Schedule describes any self-insurance arrangements affecting Bargo or its Subsidiaries. The insurance policies listed in Section 4.14 of the Bargo Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Bargo and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Bargo and its Subsidiaries.

         4.15 Labor Matters; Employees.

             (a) Except as set forth in Section 4.15 of the Bargo Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Bargo, threatened against or affecting Bargo or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Bargo or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Bargo or any of its Subsidiaries, (iii) none of the employees of Bargo or any of its Subsidiaries are represented by any labor organization and none of Bargo or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Bargo or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Bargo and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation,
(v) there is no
unfair labor practice charge or complaint against any of Bargo or any of its Subsidiaries pending or, to the knowledge of Bargo, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Bargo or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Bargo or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

             (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"), none of Bargo or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Bargo or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Bargo or any of its Subsidiaries, nor has Bargo or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Bargo Material Adverse Effect.

         4.16 Reserve Reports.

             (a) All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Bargo or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Bargo or its Subsidiaries) supplied to Netherland Sewell & Associates, Inc. and T. J. Smith & Company by or on behalf of Bargo and its Subsidiaries that was material to each such firm's estimates of proved oil and gas "retained properties" reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Bargo and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Bargo and its Subsidiaries as of July 1, 2000 and prepared by such engineering firms (collectively, the "BARGO RESERVE REPORT") was (at the time supplied or as modified or amended prior to the issuance of the Bargo Reserve Report) true and correct in all material respects and Bargo has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement "OIL AND GAS INTERESTS" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "HYDROCARBONS") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions;

all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Bargo Reserve Report that would have a Bargo Material Adverse Effect.

             (b) The "retained assets" reserve report (the "RETAINED ASSETS RESERVE REPORT") delivered to Bellwether contemporaneously herewith and prepared by Bargo with respect to the Oil and Gas Interests of Bargo and its Subsidiaries
(i) accounts for all material Oil and Gas Interests of Bargo and its Subsidiaries disposed of prior to the date hereof and (ii) accounts for (pro forma) the disposition of all properties described in Section 6.1(d) of the Bargo Disclosure Schedule. The Retained Assets Reserve Report is true and correct in all material respects and Bargo has no knowledge of any material errors in such information that existed at the time of such issuance.

         4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Bargo and its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("PERMITS") required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Bargo Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

         4.18 Material Contracts.

             (a) Set forth in Section 4.18(a) of the Bargo Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Bargo or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Bargo (the "BARGO MATERIAL CONTRACTS").

             (b) Except as set forth in Section 4.18(a) or 4.18(b) of the Bargo Disclosure Schedule, the Oil and Gas Interests of Bargo and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $100,000. In addition, (A) all Bargo Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Bargo is not in material breach or default with respect to, and to the knowledge of Bargo, no other party to any

Bargo Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Bargo Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Bargo Material Contract contains any provision that prevents Bargo or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Bargo and its Subsidiaries in accordance with historical practices.

             (c) As of the date of this Agreement, except as set forth in
Section 4.18(c) of the Bargo Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 2000, (i) there are no outstanding calls for payments in excess of $100,000 that are due or which Bargo or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Bargo or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

             (d) Except as set forth in Section 4.18(d) of the Bargo Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Bargo and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Bargo and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

             (e) Neither Bargo nor any of its Subsidiaries is a party to or bound by a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Bargo or its Subsidiaries, or Bellwether or its Subsidiaries is conducted.

             (f) Section 4.18(f) of the Bargo Disclosure Schedules lists each contract or other agreement purporting to require, preclude, or limit the ability of Bargo or any of its Subsidiaries to register the issuance of debt or equity securities under the Securities Act (the "BARGO REGISTRATION RIGHTS AGREEMENTS").

         4.19 Required Stockholder Vote or Consent. The only vote or written consent of the holders of any class or series of Bargo's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of
(i) a majority of the votes entitled to be cast by holders of the Bargo Common Stock and (ii) a majority of the votes entitled to be cast by holders of Bargo B Preferred Stock voting as a separate class (the "BARGO SHAREHOLDERS' APPROVAL").

         4.20 Proxy/Information Statement/Prospectus; Registration Statement. None of the information to be supplied by Bargo for inclusion in (a) the joint proxy/information statement relating to the written consent by Bargo's shareholders with respect to the Bargo Shareholders' Approval (the "BARGO CONSENT") and the Bellwether Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Bellwether Common Stock into which shares of Bargo Common Stock will be converted) (the "PROXY/INFORMATION STATEMENT/PROSPECTUS"), to be filed by Bargo and Bellwether with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the

"REGISTRATION STATEMENT") to be filed by Bellwether with the SEC in connection with the issuance of all Bellwether Common Stock in the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Information Statement/Prospectus, at the time the Proxy/Information Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Bargo and Bellwether, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.21 Intellectual Property. Bargo or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("INTELLECTUAL PROPERTY") currently used in the conduct of the business of Bargo and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Bargo Material Adverse Effect. No Person has notified either Bargo or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Bargo and its Subsidiaries that could have a Bargo Material Adverse Effect, and, to Bargo's knowledge, no Person is infringing on any right of Bargo or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Bargo's knowledge, threatened that Bargo or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

         4.22 Hedging. Section 4.22 of the Bargo Disclosure Schedule sets forth, for the periods shown, obligations of Bargo and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Bargo or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the Bargo Disclosure Schedule, as of the date of this Agreement, neither Bargo nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

         4.23 Brokers. Except as listed on Section 4.23 of the Bargo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Bargo or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Bargo or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with such brokers (the "BARGO ENGAGEMENT LETTERS") have been provided to Bellwether.

         4.24 Tax Matters. Neither Bargo nor, to the knowledge of Bargo, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

             (a) Prior to and in connection with the Merger, (i) none of the Bargo Common Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to Bargo Common Stock or Bargo B Preferred Stock, and (iii) none of the Bargo Common Stock will be acquired by Bargo or any Person related (as defined in Treas. Reg. Section 1.3681(e)(3) without regard to Section 1.3681(e)(3)(i)(A)) to Bargo.

             (b) No assets of Bargo have been sold, transferred or otherwise disposed of which would prevent Bellwether from continuing the historic business of Bargo or from using a significant portion of Bargo's historic business assets in a business following the Merger, and Bargo intends to continue its historic business or use a significant portion of its historic business assets in a business.

             (c) Bargo and the stockholders of Bargo will each pay their respective expenses, if any, incurred in connection with the Merger.

             (d) There is no intercorporate indebtedness existing between Bargo and Bellwether that was issued, acquired, or will be settled at a discount.

             (e) Bargo is not an investment company as defined in Section 368(a(2)(F)(iii) and (iv) of the Code.

             (f) Bargo is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

             (g) The liabilities of Bargo were incurred by Bargo in the ordinary course of its business.

             (h) Notwithstanding the foregoing, Bargo and Bellwether acknowledge that Bargo may redeem the Bargo B Preferred Stock prior to the Merger.

         4.25 Fairness Opinion. The Board of Directors of Bargo has received a written opinion from Chase Securities Inc. to the effect that, as of the date of such opinion, the Common Conversion Consideration to be received by the holders of outstanding Bargo Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders. A true and complete copy of such opinion has been given to Bellwether.

         4.26 Takeover Laws. Bargo and the Board of Directors of Bargo have each taken all action required to be taken by it to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state, including, the State of Texas, and including Article Thirteen of the TBCA.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF BELLWETHER

         Bellwether represents and warrants to Bargo as follows:

         5.1 Organization and Qualification.

             (a) Bellwether is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to Bargo contemporaneously with the execution hereof (the "BELLWETHER DISCLOSURE SCHEDULE"), which include each jurisdiction in which the character of Bellwether's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Bellwether Material Adverse Effect (as defined below). Bellwether has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Bellwether has made available to Bargo a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Bellwether's certificate of incorporation and bylaws as so delivered are in full force and effect. Bellwether is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

             (b) Section 5.1(b) of the Bellwether Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Bellwether and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Bellwether's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Bellwether Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Bellwether Material Adverse Effect. Each of Bellwether's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Bellwether has made available to Bargo a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Bellwether's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Bellwether is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Bellwether's Subsidiaries, Bellwether does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

             (c) For purposes of this Agreement, a "BELLWETHER MATERIAL ADVERSE EFFECT" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Bellwether and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Bellwether resulting from market conditions generally in the oil and gas industry.

         5.2 Capitalization.

             (a) The authorized capital stock of Bellwether consists of 30,000,000 shares of Bellwether Common Stock, and 1,000,000 shares of preferred stock of Bellwether, par value $.01 per share. As of the date of this Agreement,
(i) 13,948,626 shares of Bellwether Common Stock were issued and outstanding,
(ii) 311,000 shares of Bellwether Common Stock were in treasury, (iii) no shares of preferred stock were outstanding and (iv) stock options to acquire 2,302,666 shares of Bellwether Common Stock were outstanding under all stock option plans and agreements of Bellwether. All such shares have been validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth above, and other than this Agreement and the Preferred Stock Purchase Rights set forth in the Rights Agreement dated as of September 12, 1997, by and between Bellwether and American Stock Transfer & Trust Company, as Rights Agent (as amended, the "BELLWETHER RIGHTS PLAN"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Bellwether to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Bellwether SEC Reports (as defined below), the Bellwether Rights Plan has not been amended, and no amendment thereof is proposed. No "Distribution Date" has occurred within the meaning of the Bellwether Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Bellwether has taken all action required to render the Bellwether Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby, including any Voting Agreements.

             (b) Except as set forth in Section 5.2(b) of the Bellwether Disclosure Schedule, Bellwether is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Bellwether Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Bellwether Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Bellwether Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Bellwether or any Bellwether Subsidiary is or may be bound to issue additional shares of capital stock of any Bellwether Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Bellwether are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

         5.3 Authority. Bellwether has full corporate power and authority to execute and deliver this Agreement and the Voting Agreements to which it is or will be a party and, subject to obtaining the Bellwether Stockholders' Approval and other approvals as expressly contemplated by Section 7.13(b), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreements to which Bellwether is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Bellwether's Board of Directors, and no other corporate proceedings on the part of Bellwether are necessary to authorize this Agreement or the Voting Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Bellwether Stockholders' Approval and other approvals as expressly contemplated by Section 7.13(b). This Agreement has been, and the Voting Agreements to which Bellwether is or will be a party are, or upon execution will be, duly and validly executed and delivered by Bellwether and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of Bellwether enforceable against Bellwether in accordance with their respective terms, except for the Enforceability Exception.

         5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Bellwether of its obligations hereunder will not:

             (a) subject to the obtaining the Bellwether Stockholders' Approval and other approvals as expressly contemplated by Section 7.13(b), conflict with any provision of Bellwether's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

             (b) subject to obtaining the Bellwether Stockholders' Approval and other approvals as expressly contemplated by Section 7.13(b), require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Bellwether Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Bellwether Material Adverse Effect, (ii) materially impair the ability of Bellwether or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Voting Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

             (c) except as set forth in Section 5.4(c) of the Bellwether Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Bellwether or any of its Subsidiaries is a party or by which Bellwether or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Bellwether Material Adverse Effect, (ii) materially impair the ability of Bellwether or any of its Subsidiaries to perform its obligations under this Agreement or any Voting Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

             (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Bellwether or any Subsidiary of Bellwether;

             (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Bellwether or its Subsidiaries under any agreement or instrument to which Bellwether or any of its Subsidiaries is a party or by which Bellwether or any of its Subsidiaries or any of their properties or assets is bound; or

             (f) result in any holder of any securities of Bellwether being entitled to appraisal, dissenters' or similar rights.

         5.5 Bellwether SEC Reports. Bellwether has filed with the SEC, and has heretofore made available to Bargo true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since January 1, 1997 under the Securities Act or the Exchange Act (collectively, the "BELLWETHER SEC REPORTS"). As of the respective dates such Bellwether SEC Reports were filed or, if any such Bellwether SEC Reports were amended, as of the date such amendment was filed, each of the Bellwether SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Bellwether SEC Report has occurred that would require Bellwether to file a Current Report on Form 8-K.

         5.6 Bellwether Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Bellwether (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1997, 1998 and 1999 and its Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 (collectively, the "FINANCIAL STATEMENTS") have been prepared from, and are in accordance with, the books and records of Bellwether and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Bellwether and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Bellwether and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         5.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Bellwether SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1999, neither Bellwether nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Bellwether Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Bellwether and its Subsidiaries or the notes thereto which are not so reflected.

         5.8 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 5.8 of the Bellwether Disclosure Schedule or as disclosed in the Bellwether SEC Reports filed prior to the date hereof, since December 31, 1999 (a) Bellwether and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Bellwether Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Bellwether or any repurchase, redemption or other acquisition by Bellwether or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Bellwether or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Bellwether or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Bellwether or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Bellwether.

         5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Bellwether Disclosure Schedule and for matters that would have no adverse effect on Bellwether:

             (a) Bellwether and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects. All such Tax Returns accurately reflect the facts, assets, and operations of Bellwether and each of its Subsidiaries.

             (b) Bellwether and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

             (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Bellwether or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Bellwether or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Bellwether or any of its Subsidiaries.

There are no liens for Taxes upon the assets of Bellwether or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

             (d) Neither Bellwether nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

             (e) Prior to the date hereof, Bellwether and its Subsidiaries have disclosed, and provided or made available true and complete copies to Bargo of, all material Tax sharing, Tax indemnity, or similar agreements to which Bellwether or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

         5.10 Litigation. Except as disclosed in the Bellwether SEC Reports or
Section 5.10 of the Bellwether Disclosure Schedule and for matters that would not have a Bellwether Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Bellwether's knowledge, threatened against or directly affecting Bellwether, any Subsidiaries of Bellwether or any of the directors or officers of Bellwether or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Bellwether Material Adverse Effect, if adversely determined. Neither Bellwether nor any of its Subsidiaries, nor any officer, director or employee of Bellwether or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Bellwether or such Subsidiary nor, to the knowledge of Bellwether, is Bellwether, any Subsidiary or any officer, director or employee of Bellwether or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Bellwether SEC Reports or Section 5.10 of the Bellwether Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Bellwether or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         5.11 Employee Benefit Plans; ERISA.

             (a) Section 5.11(a) of the Bellwether Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements (written or oral) of any type (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Bellwether or any trade or business, whether or not incorporated, which together with Bellwether would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a "BELLWETHER ERISA AFFILIATE") within six years prior to the Effective Time ("BELLWETHER BENEFIT PLANS").

             (b) With respect to each Bellwether Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Bellwether, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Bellwether Material Adverse Effect; (iii) neither Bellwether nor any Bellwether ERISA Affiliate has engaged in, and Bellwether and each Bellwether ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Bellwether or any Bellwether ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Bellwether Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Bellwether or any Bellwether ERISA Affiliate, threatened; (v) neither Bellwether nor any Bellwether ERISA Affiliate has engaged in, and Bellwether and each Bellwether ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of
Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or
Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA, in either case that could reasonably be expected to result in a Bellwether Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; (ix) no Bellwether Benefit Plan is a plan covered by Title IV of ERISA or subject to the funding requirements of Code Section 412; (x) except to the extent required under ERISA
Section 601 et seq. and Code Section 4980B, neither the Bellwether nor any Bellwether ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service; (xi) no payment that is owed or may become due to any director, officer, employee, or agent of any Bellwether or Bellwether ERISA Affiliate will be non-deductible to the Bellwether or Bellwether ERISA Affiliate or subject to tax under Code Section 280G or Section 4999, nor will the Bellwether or any Bellwether ERISA Affiliate be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person; (xiii) the termination of any Bellwether Benefit Plan would not result in any material liability or further obligation on the part of the Bellwether or any Bellwether ERISA Affiliate; and (xiv) except as would not cause a Bellwether Material Adverse Effect, all reports and other documents required to be filed by any of the Bellwether Benefit Plans with any governmental agency or distributed to plan participants or beneficiaries (including notices required by the Consolidated Omnibus Reconciliation Act of 1986, actuarial reports, audits, or tax returns) have been timely filed or distributed. All contributions made or required to be made under any Bellwether Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Bellwether or a Bellwether ERISA Affiliate.

             (c) No Bellwether Benefit Plan is a "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Bellwether or a Bellwether ERISA Affiliate in connection with which Bellwether could be subject to any liability, lien or encumbrance with respect to any Bellwether Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Bellwether ERISA Affiliate under ERISA or the Code.

             (d) Except as set forth in Section 5.11(d) of the Bellwether Disclosure Schedule, no employees of Bellwether or any of its Subsidiaries are covered by any severance plan or similar arrangement.

         5.12 Environmental Liability. Except as set forth in Section 5.12 of the Bellwether Disclosure Schedule:

             (a) The businesses of Bellwether and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

             (b) Neither Bellwether nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Bellwether's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Bellwether or any of its Subsidiaries except in material compliance with all Environmental Laws.

             (c) Neither Bellwether nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Bellwether, any other communication alleging or concerning any material violation by Bellwether or any of its Subsidiaries of, or responsibility or liability of Bellwether or any of its Subsidiaries under, any Environmental Law (or as regards environmental conditions under the common law). There are no pending, or to the knowledge of Bellwether, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Bellwether or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law (or as regards environmental conditions under the common law) that, if adversely determined, could reasonably be expected to have a Bellwether Material Adverse Effect, nor does Bellwether have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

             (d) Bellwether and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from, and have filed all material notices and registrations with, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Bellwether and its Subsidiaries; there are no pending or, to the knowledge of Bellwether, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Bellwether does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

             (e) Without in any way limiting the generality of the foregoing,
(i) to the knowledge of Bellwether, all offsite locations where Bellwether or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are authorized disposal sites as required by law, (ii) to Bellwether's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property currently or formerly owned, leased or operated by Bellwether or any of its Subsidiaries are identified in Section 5.12 of the Bellwether Disclosure Schedule and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Bellwether or any of its Subsidiaries except in compliance with Environmental Laws.

             (f) There has been no discharge, release or disposal at any of the properties owned or operated by Bellwether, its Subsidiaries, or a predecessor in interest, or to the knowledge of Bellwether, at any disposal or treatment facility which received Hazardous Substances generated by Bellwether, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Bellwether Material Adverse Effect.

             (g) To Bellwether's knowledge, no pending claims have been asserted or threatened to be asserted against Bellwether or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Bellwether or its Subsidiaries at property currently or formerly owned or operated by Bellwether or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Bellwether Material Adverse Effect.

         5.13 Compliance with Applicable Laws. Bellwether and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Bellwether nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Bellwether Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         5.14 Insurance. Section 5.14 of the Bellwether Disclosure Schedule lists each of the insurance policies relating to Bellwether or its Subsidiaries which are currently in effect. Bellwether has made available to Bargo a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Bellwether, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Bellwether does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Bellwether Material Adverse Effect. Section 5.14 of the Bellwether Disclosure Schedule describes any self-insurance arrangements affecting Bellwether or its Subsidiaries. The insurance policies listed in Section 5.14 of the Bellwether Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Bellwether and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Bellwether and its Subsidiaries.

         5.15 Labor Matters; Employees.

             (a) Except as set forth in Section 5.15(a) of the Bellwether Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Bellwether, threatened against or affecting Bellwether or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Bellwether or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Bellwether or any of its Subsidiaries, (iii) none of the employees of Bellwether or any of its Subsidiaries are represented by any labor organization and none of Bellwether or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Bellwether or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Bellwether and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation,
(v) there is no unfair labor practice charge or complaint against any of Bellwether or any of its Subsidiaries pending or, to the knowledge of Bellwether, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Bellwether or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Bellwether or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

             (b) Since the enactment of the WARN Act, none of Bellwether or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Bellwether or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Bellwether or any of its Subsidiaries, nor has Bellwether or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Bellwether Material Adverse Effect.

         5.16 Reserve Reports.

             (a) All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Bellwether or its

Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Bellwether or its Subsidiaries) supplied to Ryder Scott Company Petroleum Engineers by or on behalf of Bellwether and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Bellwether and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Bellwether and its Subsidiaries as of November 30, 2000 by such engineering firm (collectively, the "BELLWETHER RESERVE REPORT") was (at the time supplied or as modified or amended prior to the issuance of the Bellwether Reserve Report) true and correct in all material respects and Bellwether has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Bellwether Reserve Report that would have a Bellwether Material Adverse Effect.

             (b) Set forth in Section 5.16(b) of the Bellwether Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Bellwether Reserve Report that have been disposed of prior to the date of this Agreement.

         5.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Bellwether or its Subsidiaries will hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Bellwether Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 5.12.

         5.18 Material Contracts.

             (a) Set forth in Section 5.18(a) of the Bellwether Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Bellwether or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Bellwether (the "BELLWETHER MATERIAL CONTRACTS").

             (b) Except as set forth in Section 5.18(a) or 5.18(b) of the Bellwether Disclosure Schedule, the Oil and Gas Interests of Bellwether and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $100,000. In addition, (A) all Bellwether Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Bellwether is not in material breach or default with respect to, and to the knowledge of Bellwether, no other party to any Bellwether Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Bellwether Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Bellwether Material Contract contains any provision that prevents Bellwether or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Bellwether and its Subsidiaries in accordance with historical practices.

             (c) As of the date of this Agreement, except as set forth in
Section 5.18(c) of the Bellwether Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 2000, (i) there are no outstanding calls for payments in excess of $100,000 that are due or which Bellwether or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Bellwether or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

             (d) Except as set forth in Section 5.18(d) of the Bellwether Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Bellwether and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Bellwether and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

             (e) Neither Bellwether nor any of its Subsidiaries is a party to or bound by a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of Bellwether or its Subsidiaries, or Bargo or its Subsidiaries is conducted.

             (f) Section 5.18(f) of the Bellwether Disclosure Schedules lists each contract or other agreement purporting to require, preclude, or limit the ability of Bellwether or any of its Subsidiaries to register the issuance of debt or equity securities under the Securities Act.

         5.19 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Bellwether's capital stock that will be necessary to consummate the Merger is the adoption of this Agreement by the holders of a majority of the shares of Bellwether Common Stock (the "BELLWETHER STOCKHOLDERS' APPROVAL"). In addition, the only votes of the holders of any class or series of Bellwether that will be necessary to consummate the other transactions contemplated by this Agreement are (x) the approval of the Post Closing Amendment (as defined) by the holders of a majority of the outstanding shares of Bellwether Common Stock entitled to vote thereon, and (y) an amendment (the "BELLWETHER INCENTIVE PLAN AMENDMENTS") to Bellwether's 1996 Stock Option Plan to increase the number of shares authorized thereunder by 2,000,000 shares (the "BELLWETHER INCENTIVE PLAN") by holders of a majority of the shares of Bellwether Common Stock represented in person or by proxy and voting with respect thereto.

         5.20 Proxy/Information Statement/Prospectus; Registration Statement. None of the information to be supplied by Bellwether for inclusion in (a) the Proxy/Information Statement/Prospectus to be filed by Bargo and Bellwether with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Bellwether with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Information Statement/Prospectus, at the time the Proxy/Information Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Bargo and Bellwether, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.21 Intellectual Property. Bellwether or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Bellwether and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Bellwether Material Adverse Effect. No Person has notified either Bellwether or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Bellwether and its Subsidiaries that could have a Bellwether Material Adverse Effect, and, to Bellwether's knowledge, no Person is infringing on any right of Bellwether or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Bellwether's knowledge, threatened that Bellwether or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

         5.22 Hedging. Section 5.22 of the Bellwether Disclosure Schedule sets forth for the periods shown, obligations of Bellwether and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Bellwether or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Section 5.22 of the Bellwether Disclosure Schedule, as of the date of this Agreement, neither Bellwether nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

         5.23 Brokers. No broker, finder or investment banker (other than Johnson Rice & Company the fees and expenses of which will be paid by Bellwether) is entitled to any brokerage, finder's fee or other fee or commission payable by Bellwether or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Bellwether or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Johnson Rice & Company (the "BELLWETHER ENGAGEMENT LETTERS") have been provided to Bargo.

         5.24 Tax Matters. Neither Bellwether nor, to the knowledge of Bellwether, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

             (a) In connection with the Merger, none of Bargo Common Stock or Bargo B Preferred Stock will be acquired by Bellwether or a Person related (as defined in Treas. Reg. Section 1.3681(e)(3)) to Bellwether for consideration other than Bellwether Common Stock, except for the Cash Consideration, the Preferred Stock Merger Consideration or any cash received in lieu of fractional share interests in Bellwether Common Stock pursuant to Section 3.4.

             (b) Following the Merger, the Surviving Corporation will continue the historic business of Bargo or use a significant portion of its assets in a business, within the meaning of Treas. Reg. Section 1.3681(d).

             (c) There is no intercorporate indebtedness existing between Bargo and Bellwether that was issued, acquired, or will be settled at a discount.

             (d) Bellwether will pay its own expenses incurred in connection with or as part of the Merger or related transactions. Bellwether has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Bargo Common Stock or Bargo B Preferred Stock in connection with or as part of the Merger or any related transactions. Bellwether has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Bargo Common Stock or Bargo B Preferred Stock.

             (e) Bellwether is not an "investment company" within the meaning of
Section 368(a)(2)(F) of the Code.

             (f) Bellwether has no plan or intention to sell or otherwise dispose of any of the assets of Bargo except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation, or to reacquire any of the Bellwether Common Stock or Bellwether Preferred Stock issued in the Merger.

         5.25 Fairness Opinion. The Board of Directors of Bellwether has received a written opinion from Johnson Rice & Company, L.L.C. to the effect that, as of the date of such opinion, the Exchange Ratio, the Cash Consideration and the Preferred Stock Merger Consideration is fair to the holders of Bellwether Common Stock from a financial point of view. A true and complete copy of such opinion has been given to Bargo.

         5.26 Takeover Laws. Bellwether and the Board of Directors of Bellwether have each taken all action required to be taken by it to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state, including the State of Delaware, and including Section 203 of the DGCL.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business by Bargo Pending the Merger. From the date hereof until the Effective Time, unless Bellwether shall otherwise agree in writing, or except as set forth in the Bargo Disclosure Schedule or as otherwise contemplated by this Agreement, Bargo shall conduct, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and shall use and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Bargo Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Bellwether, which consent shall not be unreasonably withheld:

             (a) Neither Bargo nor its Subsidiaries will adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

             (b) Bargo will not, and will not permit any of its Subsidiaries to
(i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Bargo or its Subsidiaries (except for cumulated dividends on the Bargo B Preferred Stock and intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) except for the possible redemption of the Bargo B Preferred Stock outstanding on the date hereof and the related "clawback" of shares of Bargo Common Stock in connection therewith, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Bargo or any of its Subsidiaries, other than intercompany acquisitions of stock;

             (c) Bargo will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $500,000, or enter a new line of business or commence business operations in any country in which Bargo is not operating as of the date of this Agreement;

             (d) Except as set forth in Section 6.1(d) of the Bargo Disclosure Schedule, Bargo will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Bargo and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $500,000 (other than sales of Hydrocarbons in the ordinary course of business);

             (e) Bargo will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return; Bellwether acknowledges that Bargo may make an extraordinary payment of Taxes (the liability for which has been properly accrued on the Bargo financial statements).

             (f) Except as otherwise permitted by this Agreement, Bargo will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Bargo SEC Reports or the Bargo Disclosure Schedule), enter into any amendment of any term of any outstanding security of Bargo or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(f) of the Bargo Disclosure Schedule), fail to make any required contribution to any Bargo Benefit Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the Bargo Disclosure Schedule) or other benefits payable to, or modify, adopt or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

             (g) Bargo will not change any method of accounting or accounting practice by Bargo or any of its Subsidiaries, except for any such change required by GAAP;

             (h) Bargo will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

             (i) Bargo will not amend or otherwise change the terms of the Bargo Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Bargo;

             (j) Except as set forth in Section 6.1(j) of the Bargo Disclosure Schedule, neither Bargo nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that constitutes a capital cost in each case in excess of $1,000,000 unless the operation is a currently existing obligation of Bargo or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

             (k) Neither Bargo nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with Bargo's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

             (l) Bargo will not, and will not permit any of its Subsidiaries to
(i) take, or agree or commit to take, any action that would make any representation and warranty of Bargo hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

             (m) Neither Bargo nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Bargo or any Subsidiary, or amendments required by law to preserve the qualified status of a Bargo Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Bargo or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Bargo Benefit Plan or trust created thereunder) in connection with which Bargo or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Bargo Benefit Plan in a manner, or take any other action with respect to any Bargo Benefit Plan, that could result in the liability of Bargo or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Bargo Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Bargo Benefit Plan, any agreement relating thereto or applicable law, Bargo or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Bargo Benefit Plan;

             (n) Neither Bargo nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $250,000, other than pursuant to agreements or commitments existing on the date of this Agreement; and

             (o) Bargo will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         6.2 Conduct of Business by Bellwether Pending the Merger. From the date hereof until the Effective Time, unless Bargo shall otherwise agree in writing, or except as set forth in the Bellwether Disclosure Schedule or as otherwise contemplated by this Agreement, Bellwether shall conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Bellwether Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Bargo, which consent shall not be unreasonably withheld:

             (a) Neither Bellwether nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

             (b) Bellwether will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Bellwether or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned Subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Bellwether or any of its Subsidiaries, other than intercompany acquisitions of stock;

             (c) Except as set forth in Section 6.2(c) of the Bellwether Disclosure Schedule, Bellwether will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $500,000, or enter a new line of business or commence business operations in any country in which Bellwether is not operating as of the date of this Agreement;

             (d) Except as set forth in Section 6.2(d) of the Bellwether Disclosure Schedule, Bellwether will not and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among

Bellwether and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $500,000 (other than sales of Hydrocarbons in the ordinary course of business);

             (e) Bellwether will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

             (f) Except as otherwise permitted by this Agreement, Bellwether will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Bellwether SEC Reports or the Bellwether Disclosure Schedule), enter into any amendment of any term of any outstanding security of Bellwether or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Bellwether Benefit Plan, increase compensation, bonus (except as set forth in Section 6.2(f) of the Bellwether Disclosure Schedule) or other benefits payable to, or modify, adopt or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

             (g) Bellwether will not change any method of accounting or accounting practice by Bellwether or any of its Subsidiaries, except for any such change required by GAAP;

             (h) Bellwether will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

             (i) Bellwether will not amend or otherwise change the terms of the Bellwether Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Bellwether;

             (j) Neither Bellwether nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that constitutes a capital cost in each case in excess of $1,000,000 unless the operation is a currently existing obligation of Bellwether or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

             (k) Neither Bellwether nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Bellwether's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

             (l) Bellwether will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Bellwether hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

             (m) Neither Bellwether nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Bellwether or any Subsidiary, or amendments required by law to preserve the qualified status of a Bellwether Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Bellwether or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Bellwether Benefit Plan or trust created thereunder) in connection with which Bellwether or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Bellwether Benefit Plan in a manner, or take any other action with respect to any Bellwether Benefit Plan, that could result in the liability of Bellwether or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Bellwether Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Bellwether Benefit Plan, any agreement relating thereto or applicable law, Bellwether or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Bellwether Benefit Plan;

             (n) Neither Bellwether nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $250,000, other than pursuant to agreements or commitments existing on the date of this Agreement; and

             (o) Bellwether will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Notwithstanding the foregoing, the Confidentiality Agreement dated February 3, 2000 between Bellwether and Bargo (the "CONFIDENTIALITY AGREEMENT") shall survive the execution and delivery of this Agreement.

         7.2 Acquisition Proposals.

             (a) From the date of this Agreement until the termination hereof, Bellwether and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Bellwether Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Bellwether or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Bellwether Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Bellwether and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Bellwether Acquisition Proposal if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Bellwether Acquisition Proposal is made by a third party that the Board of Directors of Bellwether determines in good faith has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Bellwether Acquisition Proposal,
(B) the Board of Directors of Bellwether, after consulting with outside legal counsel to Bellwether, determines in good faith that such action is required for the Board of Directors of Bellwether to comply with its fiduciary duties imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person Bellwether provides written notice to Bargo to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and (D) Bellwether uses all reasonable efforts to keep Bargo informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Bargo copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Bargo agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Bargo pursuant to this clause
(D), which confidentiality agreement shall be subject to Bargo's disclosure obligations arising under applicable law or securities exchange regulations. The term "BELLWETHER ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Bellwether or any Bellwether Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

             (b) From the date of this Agreement until the termination hereof, Bargo and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Bargo Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Bargo or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Bargo Acquisition Proposal. Nothing contained in this Section 7.2(b) shall prohibit Bargo and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Bargo Acquisition Proposal if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Bargo Acquisition Proposal is made by a third party that the Board of Directors of Bargo determines in good faith has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Bargo Acquisition Proposal, (B) the Board of Directors of Bargo, after duly consulting with outside legal counsel to Bargo, determines in good faith that such action is required for the Board of Directors of Bargo to comply with its fiduciary duties imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person Bargo provides written notice to Bellwether to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and (D) Bargo uses all reasonable efforts to keep Bellwether informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Bellwether copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Bellwether agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Bellwether pursuant to this clause
(D), which confidentiality agreement shall be subject to Bellwether's disclosure obligations arising under applicable law or securities exchange regulations. The term "BARGO ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Bargo or any Bargo Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

        7.3 Directors' and Officers' Indemnification and Insurance.

             (a) For six years after the Effective Time, Bellwether shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Bargo and its Subsidiaries or an employee of Bargo or any of its Subsidiaries who acts as a fiduciary under any of the Bargo Benefit Plans (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Bellwether, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under Delaware law or Bellwether's certificate of




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

incorporation and bylaws and Bargo's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, Bellwether's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Bellwether and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Bargo (if selected prior to the Effective Time) and Bellwether (if selected after the Effective Time).

             (b) Bellwether shall maintain Bargo's existing officers' and directors' liability insurance policy ("D&O INSURANCE") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Bellwether may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $50,000.

         7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Bellwether and Bargo shall duly preserve all files, records or any similar items of Bellwether or Bargo received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

         7.5 Expenses.

             (a) Except as provided in paragraphs (c) and (d), all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Bellwether and Bargo for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Information Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy/Information Statement/Prospectus, shall be allocated one-half each.

             (b) "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration

Statement, the Proxy/Information Statement/Prospectus, the solicitation of stockholder approvals, and all other matters related to the consummation of the transactions contemplated hereby.

             (c) Bargo agrees that, if (i) Bellwether terminates this Agreement pursuant to Section 10.1(g) or (ii) Bargo or Bellwether terminates this Agreement pursuant to Section 10.1(h) or (iii) Bellwether terminates this Agreement pursuant to Section 10.1(d) or Bellwether terminates this Agreement pursuant to Section 10.1(b) at a time that a Bargo Breach (as defined in Section 10.1(d)) exists and in each case described in clauses (i) and (iii) within twelve months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Bargo Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Bargo Acquisition Proposal is entered into or
(C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Bargo then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Bargo has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the first to occur of any of (1) clauses (i) or (iii) above and any of clauses (A) - (C) above or (2) clause (ii) above, Bargo shall pay to Bellwether a Termination Fee of $7.5 million, plus the reasonably documented Expenses of Bellwether up to $750,000. In no event shall any such Termination Fee be payable if the Bellwether Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of Bellwether fail to give the Bellwether Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Bellwether Special Meeting or any postponement or adjournment thereof.

             (d) Bellwether agrees that, if (i) Bargo terminates this Agreement pursuant to Section 10.1(i), (ii) Bellwether or Bargo terminates this Agreement pursuant to Section 10.1(j) or (iii) Bargo terminates this Agreement pursuant to
Section 10.1(c) or Bargo terminates this Agreement pursuant to Section 10.1(b) at a time that a Bellwether Breach (as defined in Section 10.1(c)) exists and in each case described in clauses (i) and (iii) within twelve months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Bellwether Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Bellwether Acquisition Proposal is entered into or (C)
(X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Bellwether then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Bellwether has taken any action, including the redemption of the Rights under the Bellwether Rights Plan, or the amendment, termination or similar action with respect to the Bellwether Rights Plan, for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the



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

first to occur of any of (1) clauses (i) or (iii) above and any of clauses (A) -
(C) above or (2) clause (ii) above, Bellwether shall pay to Bargo a Termination Fee of $7.5 million, plus the reasonably documented Expenses of Bargo up to $750,000. In no event shall any such Termination Fee be payable if the Bargo Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of Bargo fail to give the Bargo Shareholders' Approval when the proposals contemplated thereby are properly submitted for consent under the Bargo Consent or for a vote at any meeting of shareholders or any postponement or adjournment thereof.

             (e) Bellwether agrees that if it terminates this Agreement pursuant to Section 10.1(l), except as contemplated thereby Bellwether shall pay to Bargo a fee of $5,000,000.

         7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

         7.7 Publicity. Neither Bargo, Bellwether nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

         7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of Bargo and Bellwether required so to vote.

         7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

         7.10 Consents. Each of Bellwether and Bargo shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

         7.11 Employee Matters; Benefit Plans. Bellwether and Bargo will evaluate their personnel needs and consider continuing the employment of certain employees of Bellwether, Bargo and its Subsidiaries on a case-by-case basis. Prior to the Effective Time, Bellwether shall cause each Bellwether stock option plan to be amended to provide that the transaction contemplated by this Agreement shall constitute an event causing the acceleration of vesting of all stock options thereunder. The parties acknowledge and agree that, except as contemplated by the preceding sentence, the transaction contemplated hereby is not a change of control for the purposes of any of Bellwether's or its Subsidiaries' contracts or other agreements. Prior to the Effective Time, Bargo shall cause (a) each Bargo stock option plan to be amended such that the transaction contemplated by this Agreement shall constitute an event causing the acceleration of vesting of all stock options thereunder, (b) each Bargo Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the Effective Time, and (c) the employment or severance agreements with the individuals listed on Section
7.11 of the Bargo Disclosure Schedule to be treated as follows: (x) those that are identified as being amended, to be amended such that the consummation of the transaction contemplated by this Agreement shall constitute a change of control for purposes thereunder and that such change of control in itself shall trigger the requirement to make all payments related to a change of control thereunder notwithstanding the current existence of additional conditions in such agreements to such payments, and (y) those identified to continue outstanding shall continue to do so (Bellwether hereby acknowledges that the Merger constitutes a "change of control" for such agreements). After the Effective Time, Bellwether will initially provide to any employees of Bargo and its Subsidiaries who are employed by Bellwether as of the Effective Time (the "RETAINED EMPLOYEES") the same or better base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Bellwether after the Effective Time. Bellwether shall take all actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, Bellwether may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Bellwether shall (a) take all actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements (the "REPLACEMENT PLANS") providing the same or better benefits than those previously maintained by Bargo with respect to the Retained Employees prior to the Merger, (b) with respect to a Replacement Plan that is a group health plan
(i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Bargo, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Bargo and its Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Bargo, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Bargo or its Subsidiaries. At the Effective Time, Bellwether shall assume the obligations of Bargo under the Bargo Benefit Plans and the agreements contemplated by clause (c)(y) above. The terms of each




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

such Bargo Benefit Plan shall continue to apply in accordance with their terms. At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("BARGO AWARD") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Bargo which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Bellwether, in each case with such adjustments to the terms of such Bargo Awards as are appropriate to preserve the value inherent in such Bargo Awards with no detrimental effects on the holders thereof. The other terms of each Bargo Award, and the plans or agreements under which they were issued, shall continued to apply in accordance with their terms. Bellwether agrees to pay (x) up to $100,000 in the aggregate to certain employees of Bargo designated by Bargo who will not be Retained Employees and (y) all heath insurance premiums and other health benefits of such employees for the lesser of (I) six months from the Closing and (II) the date such employees become covered under alternate health insurance coverage.

         7.12 Board, Committees and Executive Officers.

             (a) Bellwether shall take such action, including amending its bylaws, as shall be required to cause the Board of Directors of Bellwether immediately after the Effective Time to have seven members. Prior to the mailing to stockholders of the Proxy/Information Statement/Prospectus, (i) the Board of Directors of Bellwether shall select from among the current members of the Board of Directors of Bellwether four individuals (which shall include Douglas Manner) (the "BELLWETHER DIRECTOR NOMINEES") to remain as directors of Bellwether, and
(ii) the Board of Directors of Bargo shall select from among the current members of the Board of Directors of Bargo three individuals (which nominees shall be Tim Goff, Jonathan Clarkson and Martin Phillips) (the "BARGO DIRECTOR NOMINEES") for nomination as directors of Bellwether. Bellwether shall use its best efforts to cause the members of its Board of Directors that are not Bellwether Director Nominees to either resign their position or be removed from their position. In addition, Bellwether shall use its best efforts to cause the Bargo Director Nominees to be elected as members of Bellwether's Board of Directors by Bellwether's existing Board of Directors simultaneous with Closing. The Bargo Director Nominees will serve as directors for a term expiring at Bellwether's next annual meeting of stockholders following the Effective Time, provided that Bellwether will use its best efforts to cause its Board to re-nominate them as directors for election at the following annual meeting at the discretion of Bellwether's Board of Directors. If at any time prior to the Effective Time, any Bargo Director Nominee or Bellwether Director Nominee shall be unable to serve as a director at the Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's PLACE; provided that if Douglas Manner is unable to serve as Chairman of the Board and Chief Executive Officer, Jonathan Clarkson shall serve as Chairman of the Board and Chief Executive Officer as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Bellwether in effect subsequent to the Effective Time; provided, further, if Jonathan Clarkson is unable to serve as President and Chief Financial Officer, Douglas Manner shall serve as President and Chief Financial Officer as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Bellwether in effect subsequent to the Effective Time.

             (b) Subsequent to the Effective Time, those individuals set forth on Exhibit 7.12(b) shall be executive officers of Bellwether having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Prior to the Effective Time, Bellwether and Bargo may mutually agree to designate additional individuals to serve as executive officers of Bellwether subsequent to the Effective Time. Subject to Section 7.12(a), if any executive officer set forth on Exhibit 7.12(b) or designated in accordance with this Section 7.12(b) ceases to be a fulltime employee of either Bellwether or Bargo (or otherwise declines to serve in such designated capacity) at or before the Effective Time, Bellwether and Bargo will agree upon another person to serve in such person's stead or agree to leave such office vacant through the Effective Time.

         7.13 Stockholders Meetings.

             (a) Bargo shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to solicit a written consent of its shareholders for the purpose of securing the Bargo Shareholders' Approval, (ii) distribute to its stockholders the Proxy/Information Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, (iii) use all reasonable efforts to solicit from its shareholders written consents in favor of the approval and adoption of the this Agreement and the transactions contemplated hereby and to secure the Bargo Shareholders' Approval, and (iv) cooperate and consult with Bellwether with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the Bargo Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Bargo shareholders hereunder if the Board of Directors of Bargo, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

             (b) Bellwether shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold either an annual or special meeting of its stockholders (the "BELLWETHER STOCKHOLDER Meeting") for the purpose of (x) securing the Bellwether Stockholders' Approval, (y) approving an amendment to Bellwether's Certification of Incorporation (the "POST-CLOSING AMENDMENT"), to be filed with the Secretary of State of Delaware after the Effective Time, the effect of which would be to
(A) increase the number of authorized shares of Bellwether Common Stock to 60,000,000, and (B) increase the number of authorized shares of preferred stock of Bellwether to 5,000,000, and (z) approving the Bellwether Incentive Plan Amendment, (ii) distribute to its stockholders the Proxy/Information Statement/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Information Statement/Prospectus shall contain the recommendation of the Bellwether Board of Directors that its stockholders approve this Agreement, the Post Closing Amendment and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement, the Post Closing Amendment, and the Bellwether Incentive Plan Amendment and to secure the Bellwether Stockholders' Approval, and (iv) cooperate and consult with Bargo with respect to each of the foregoing matters; provided, that nothing contained in this
Section 7.13(b) shall prohibit the Bellwether Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Bellwether stockholders hereunder if the Board of Directors of Bellwether, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

             (c) If a Bellwether Superior Proposal is received and Bellwether accepts such Bellwether Superior Proposal and thereby terminates this Agreement under Section 10.1(j), then, unless Bargo terminates this Agreement under
Section 10.1(j), prior to the termination of this Agreement taking effect under
Section 10.1(j), Bellwether shall be obligated to comply with Section 7.13(b) and the other terms of this Agreement, including by holding the Bellwether Special Meeting. If the stockholders of Bellwether do not approve the Merger at such meeting, then at such time this Agreement shall be deemed to be terminated by Bellwether under Section 10.1(j), and, on the first business day after Bellwether's stockholders fail to approve the Merger, Bellwether shall pay to Bargo the Termination Fee and Expenses contemplated by Section 7.5. Bellwether acknowledges and agrees that Bargo would be damaged irreparably if any provision of this Section 7.13(c) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Bellwether agrees that Bargo will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13(c) and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Bargo may be entitled, at law or in equity.

         7.14 Preparation of the Proxy/Information Statement/Prospectus and Registration Statement.

             (a) Bellwether and Bargo shall promptly prepare and file with the SEC a preliminary version of the Proxy/Information Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Information Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy/Information Statement/Prospectus, Bellwether shall file with the SEC the Registration Statement containing the Proxy/Information Statement/Prospectus so long as Bellwether shall have provided to Bargo a copy of the Registration Statement containing the Proxy/Information Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Bellwether and Bargo. Each of Bellwether and Bargo shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Bellwether shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Bellwether Common Stock in the Merger and Bargo shall furnish all information concerning Bargo and the holders of shares of Bargo capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Bellwether and Bargo shall cause the Proxy/Information Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy/Information Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Bellwether shall advise Bargo and Bargo shall advise Bellwether, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bellwether Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Information Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

             (b) Following receipt by KPMG LLP, Bellwether's independent auditors, of an appropriate request from Bargo pursuant to SAS No. 72, Bellwether shall use all reasonable efforts to cause to be delivered to Bargo a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Bargo, in form and substance reasonably satisfactory to Bargo and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Information Statement/Prospectus.

             (c) Following receipt by PricewaterhouseCoopers LLP, Bargo's independent auditors, of an appropriate request from Bellwether pursuant to SAS No. 72, Bargo shall use all reasonable efforts to cause to be delivered to Bellwether a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Bellwether, in form and substance satisfactory to Bellwether and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Information Statement/Prospectus.

         7.15 Stock Exchange Listing. Bellwether shall use all reasonable efforts to cause the Bellwether Common Stock to be issued in the Merger and to be issued upon the exercise of options or warrants to purchase Bellwether Common Stock contemplated hereby to be approved for listing on the Nasdaq National Market System or the New York Stock Exchange prior to the Effective Time, subject to official notice of issuance.

         7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

             (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

             (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

             (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10, or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

             (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

             (e) any Bargo Material Adverse Effect or Bellwether Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Bargo Material Adverse Effect or a Bellwether Material Adverse Effect, as the case may be.

         7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each party hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "ASSESSMENT") of the other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "INSPECTING PARTY") shall confer with the party whose operations, business or property is the subject of such Assessment (the "INSPECTED PARTY") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose, among other things, to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment. The Inspecting Party shall provide copies of all data generated during the Assessment and the Assessment itself to the Inspected Party.

         7.18 Affiliate Agreements; Tax Treatment.

             (a) Bargo shall identify in a letter to Bellwether all persons who are, on the date hereof, "affiliates" of Bargo, as such term is used in Rule 145 under the Securities Act. Bargo shall use all reasonable efforts to cause its respective affiliates to deliver to Bellwether not later than 10 days prior to the date of the Bellwether Special Meeting, a written agreement substantially in the form attached hereto as Exhibit 7.18, and shall use all reasonable efforts to cause persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

             (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code.

         7.19 Stockholder Litigation. Each of Bellwether and Bargo shall give the other the reasonable opportunity to participate in the defense of any litigation against Bellwether or Bargo, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         7.20 Indenture Matters. Bellwether and Bargo shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Bellwether and Bargo) for Bellwether, Bargo and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of Bellwether referred to in the Bellwether SEC Reports to avoid defaults thereunder.

         7.21 Credit Facility. Bellwether and Bargo shall use all reasonable efforts, and shall cooperate, to obtain as promptly as practicable commitments from financing sources to refinance the existing bank credit facilities of Bargo, Bellwether and their respective Subsidiaries.

         7.22 Registration Rights Agreements. At Closing, Bellwether will execute and deliver documents reasonably acceptable to Bargo pursuant to which Bellwether will assume Bargo's obligations under the Bargo Registration Rights Agreements and modify the term "Registrable Securities" thereunder to include the shares of Bellwether Common Stock issued pursuant to this Agreement in exchange for the "Registrable Securities" under the Bargo Registration Rights Agreements. In addition, Bargo and Bellwether agree to use their reasonable best efforts to cause the parties to the Bargo Registration Rights Agreements and the Registration Rights Agreement, by and among Bellwether and certain other parties thereto, dated August 26, 1994, to enter into such amendments to such agreements as may be necessary to cause such agreements to not be in conflict with each other (it being understood that the failure to achieve such reconciliation will not be a condition to the closing of the Merger).

         7.23 Option Issuance and Employment Agreements. Immediately after, the Effective Time, Bellwether shall issue employee stock options to purchase the number of shares of Bellwether Common Stock, to the individuals, and on the terms, each as listed on Exhibit 7.23.

         7.24 Certain Bellwether Board Approvals. Bellwether will use its best efforts to cause its Board of Directors prior to the Effective Time to approve in the form required by Rule 16b-3 under the Exchange Act certain acquisitions of Bellwether Common Stock pursuant to the Merger, as directed by Bargo and in form reasonably acceptable to Bargo.

         7.25 Termination of Agreements. Bargo and Bellwether will use their reasonable best efforts to cause the agreements listed on Section 7.25 of the Bargo Disclosure Schedule to be terminated on or prior to the Effective Time (it being understood that the failure to achieve such termination will not be a condition to the Merger).

         7.26 Voting Agreements. Bellwether shall use its reasonable best efforts to procure executed voting agreements in favor of Bargo substantially similar to the Voting Agreements from Dr. Jack Birks, Rho Management Partners, L.P. and Habib Kairouz.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

             (a) The Bargo Shareholders' Approval and the Bellwether Stockholders' Approval shall have been obtained.

             (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

             (c) The Registration Statement with respect to the issuance of all Bellwether Common Stock in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

             (d) Each of Bargo and Bellwether shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.

             (e) The shares of Bellwether Common Stock to be issued in the Merger and to be issued upon the exercise of options and warrants to purchase Bellwether Common Stock contemplated hereby shall have been approved for listing on the Nasdaq National Market System or the New York Stock Exchange, subject to official notice of issuance.

             (f) The Second Amended and Restated Shareholders' Agreement dated May 14, 1999 by and among Bargo Energy Company, B. Carl Price, Don Wm. Reynolds, Energy Capital Investment Company PLC, EnCap Equity 1994 Limited Partnership, Bargo Energy Resources, Ltd., TJG Investments, Inc., BargoEnergy Company, Tim J. Goff, Thomas Barrow, James E. Sowell, BargoOperating Company, Inc., EnCap Energy Capital Fund III-B, L.P., BOCPEnergy Partners, L.P., EnCap Energy Capital Fund III, L.P., Kayne Anderson Energy Fund, L.P., BancAmerica Capital Investors SBIC I, L.P., Eos Partners, L.P., Eos Partners SBIC, L.P., Eos Partners SBIC II, L.P., and SGC Partners II LLC, as amended by the first amendment thereto, dated August 11, 1999, shall have been terminated.

         8.2 Conditions to the Obligations of Bellwether. The obligation of Bellwether to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) Bargo shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Bargo contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Bargo Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Bellwether shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Bargo as to the satisfaction of this condition.

             (b) All proceedings to be taken by Bargo in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Bargo in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Bellwether and its counsel.

             (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Bargo and its Subsidiaries, taken as a whole, that would constitute a Bargo Material Adverse Effect, other than any such change that affects both Bellwether and Bargo in a substantially similar manner.

             (d) Bellwether shall have received opinions from Haynes and Boone, L.L.P. both prior to the effectiveness of the Registration Statement and immediately prior to the Effective Time to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Bellwether and Bargo will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Bellwether or Bargo because of the Merger.

         8.3 Conditions to the Obligations of Bargo. The obligation of Bargo to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) Bellwether shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Bellwether contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Bellwether Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Bargo shall have received a certificate of the Chief Executive Officer and Chief Financial Officer (or person performing similar functions) of Bellwether as to the satisfaction of this condition.

             (b) All proceedings to be taken by Bellwether in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Bellwether in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Bargo and its counsel.

             (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of 0P0arent and its Subsidiaries, taken as a whole, that would constitute a Bellwether Material Adverse Effect, other than any such change that affects both Bellwether and Bargo in a substantially similar manner.

             (d) Bargo shall have received opinions from Akin, Gump, Strauss, Hauer & Feld, L.L.P. both prior to the effectiveness of the Registration Statement and immediately prior to the Effective Time to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Bargo and Bellwether will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Bargo upon the receipt of shares of Bellwether Common Stock in exchange for shares of Bargo Common Stock pursuant to the Merger except with respect to the Cash Consideration, the Preferred Stock Merger Consideration and any cash received in lieu of fractional share interests.

             (e) The members of the Board of Directors of Bellwether immediately prior to the Effective Time who are not Bellwether Director Nominees shall have resigned or been removed from the Board of Directors of Bellwether effective as of the Effective Time.

             (f) Bellwether and Jonathan Clarkson shall have entered into an employment agreement with Jonathan Clarkson on reasonably satisfactory terms to Bellwether and Bargo.

             (g) The closing price of a share of Bellwether Common Stock on the NASDAQ National Market on the date of the Effective Time shall be greater than $6.00.

                                   ARTICLE IX

                                    SURVIVAL

         9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

         9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Bargo or Bellwether:

             (a) by the mutual written consent of Bellwether and Bargo;

             (b) by either Bellwether or Bargo if the Effective Time shall not have occurred on or before July 16, 2001 (the "TERMINATION DATE"); provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date.

             (c) by Bargo if there has been a material breach by Bellwether of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Bellwether of notice of such breach (a "BELLWETHER BREACH");

             (d) by Bellwether, if there has been a material breach by Bargo of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Bargo of notice of such breach (a "BARGO BREACH");

             (e) by either Bargo or Bellwether, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

             (f) by either Bargo or Bellwether, if the stockholder approvals referred to in Section 7.13 shall not have been obtained because of the failure to obtain the requisite approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof (or by written consent, as applicable);

             (g) by Bellwether, if (i) the Board of Directors of Bargo withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Bellwether or shall have resolved to do any of the foregoing or the Board of Directors of Bargo shall have recommended to the stockholders of Bargo any Bargo Acquisition Proposal or resolved to do so; or
(ii) a tender offer or exchange offer for outstanding shares of capital stock of Bargo then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Bargo does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

             (h) by Bargo or Bellwether, if Bargo accepts a Bargo Superior Proposal and makes payment as required pursuant to Section 7.5 and of the Expenses for which Bargo is responsible under Section 7.5. For purposes of this Agreement, "BARGO SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to a Bargo Acquisition Proposal on terms that the Board of Directors of Bargo determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Bargo's outside counsel; provided, however, that Bargo shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Bellwether with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Bargo Acquisition Proposal; provided further, that prior to any such termination, Bargo shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Bellwether to make such adjustments in the terms and conditions of this Agreement as would enable Bargo to proceed with the transactions contemplated herein, and it is acknowledged by Bellwether that such negotiations with Bellwether shall be conducted in a manner consistent with the fiduciary duties of the Bargo Board of Directors;

             (i) by Bargo, if (i) the Board of Directors of Bellwether withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Bargo or shall have resolved to do any of the foregoing or the Board of Directors of Bellwether shall have recommended to the stockholders of Bellwether any Bellwether Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Bellwether then representing 50% or more of the combined power to vote generally for the




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

election of directors is commenced, and the Board of Directors of Bellwether does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

             (j) by Bargo or, subject to Section 7.13(c), Bellwether, if Bellwether accepts a Bellwether Superior Proposal and makes payment as required pursuant to Section 7.5 and of the Expenses for which Bellwether is responsible under Section 7.5. For purposes of this Agreement, "BELLWETHER SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to a Bellwether Acquisition Proposal on terms that the Board of Directors of Bellwether determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Bellwether's outside counsel; provided, however, that Bellwether shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) unless it has used all reasonable efforts to provide Bargo with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Bellwether Acquisition Proposal; provided further, that prior to any such termination, Bellwether shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Bargo to make such adjustments in the terms and conditions of this Agreement as would enable Bellwether to proceed with the transactions contemplated herein, and it is acknowledged by Bargo that such negotiations with Bargo shall be conducted in a manner consistent with the fiduciary duties of the Bellwether Board of Directors.

             (k) by Bargo, if the average of the closing prices on the Nasdaq National Market System of a share of Bellwether Common Stock over any ten consecutive trading days ending from the date hereof until the Effective Time is less than $6.00; provided that Bargo may only terminate this Agreement under this clause (k) if it provides such notice by the end of the fifth business day after the last day of any such ten-day trading period.

             (l) Upon payment of the fee contemplated by Section 7.5(e), Bellwether may terminate this Agreement by giving notice to Bargo that Bellwether has not obtained all of the financing it needs to refinance Bargo's debt at Closing, pay the aggregate Cash Amount, pay the Preferred Conversion Consideration, effect the other transactions contemplated hereby and, to the extent necessary, refinance Bellwether's existing bank debt. The termination right under this Section 10.1(l) will terminate if it is not exercised 21 days after the date on which Bargo provides a reserve report certified by its independent petroleum engineers dated as of December 31, 2000 (the "UPDATE RESERVE REPORT") with respect to the properties included in the Retained Assets Reserve Report. In addition, if the volume of estimated proved reserves (using consistent assumptions as to prices and costs) certified by the independent petroleum engineers in the Update Reserve Report that is materially less than that set forth in the Retained Assets Reserve Report, Bellwether may terminate this Agreement in such 21 day period and, in such case, will not be obligated to pay the fee contemplated by Section 7.5(e).

         10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this ARTICLE X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7, 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.



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
                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

         To Bellwether:

         Bellwether Exploration Company
         1331 Lamar, Suite 1455
         Houston, Texas 77002
         Attention: Douglas G. Manner
         Facsimile No.: (713) 652-2916

                  With a copy (which shall not constitute notice) to:

                  Haynes and Boone, L.L.P.
                  1000 Louisiana St., Suite 4300
                  Houston, Texas 77002-5012
                  Attention: George G. Young, III
                  Facsimile No.: (713) 547-2600

         To Bargo:

         Bargo Energy Company
         700 Louisiana St., Suite 3700
         Houston, Texas 77002
         Attention: Tim Goff
         Facsimile No.: (713) 236-9799

                  With a copy (which shall not constitute notice) to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  711 Louisiana St., Suite 1900 South
                  Houston, Texas 77002
                  Attention: Michael E. Dillard, P.C.
                  Facsimile No.: (713) 236-0822

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).



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         11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

         11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         11.6 Entire Agreement. This Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

         11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         11.9 No Third Party Beneficiaries. Except as provided in Sections 7.3 and 7.12, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

         11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Bargo Disclosure Schedule and the Bellwether Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Bargo Material Adverse Effect or a Bellwether Material Adverse Effect, as applicable.

         11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Bellwether and Bargo and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Bellwether and Bargo with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Bellwether there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Bellwether, and following approval and adoption of this Agreement by the stockholders of Bargo there shall be no amendment or change to the provisions without the further approval of the stockholders of Bargo unless permitted by the TBCA.

         11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

             (a) extend the time for the performance of any of the obligations or acts of the other party;

             (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

             (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Bellwether or Bargo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.




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
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          BELLWETHER EXPLORATION COMPANY


                                          By:
                                             ---------------------------
                                          Name:
                                               -------------------------
                                          Title:
                                                ------------------------


                                          BARGO ENERGY COMPANY


                                          By:
                                             ---------------------------
                                          Name:
                                               -------------------------
                                          Title:
                                                ------------------------




                                       63